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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Delphi Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

1

DELPHI CORPORATION

5725 Delphi Drive

Troy, Michigan 48098

March 21, 2003

TO OUR STOCKHOLDERS:

Our 2003 annual meeting of stockholders will be held at the Four Points by Sheraton, Milwaukee Airport, 4747 Howell Avenue, Milwaukee, Wisconsin, on May 1, 2003. The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please instruct us via the Internet or by telephone as to how you would like to vote your shares, or sign and return the accompanying proxy card in the enclosed postage-paid envelope. By doing this, your shares will be voted as you direct even if you cannot attend the meeting. Instructions on how to vote your shares are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi’s home page on the World Wide Web (www.delphi.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting by mail.

J. T. Battenberg III

Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll-free telephone number, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Delphi Corporation will be held at the Four Points by Sheraton, Milwaukee Airport, 4747 Howell Avenue, Milwaukee, Wisconsin 53207, on Thursday, May 1, 2003, at 8:00 a.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.

The election of three directors to three-year terms on the Board of Directors. The Board has nominated for re-election J. T. Battenberg III, Virgis W. Colbert and Shoichiro Irimajiri, all current directors.

Proposal 2.	The ratification of Deloitte & Touche LLP as Delphi’s independent public accountants for 2003. Deloitte & Touche LLP served in this same capacity in 2002.

Proposal 3.	A stockholder proposal relating to the redemption of Delphi’s stockholder rights plan.

Proposal 4.	A stockholder proposal relating to the annual election of directors.

Proposal 5.	A stockholder proposal relating to the adoption of a code for Delphi’s international operations.

The record date for the annual meeting is March 3, 2003. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

DIANE L. KAYE

Secretary

Troy, Michigan

March 21, 2003

March 21, 2003

DELPHI CORPORATION

5725 Delphi Drive

Troy, Michigan 48098

Proxy Statement

The Delphi Board of Directors is soliciting proxies to be used at the 2003 annual meeting. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement and the accompanying proxy card are being distributed beginning March 21, 2003.

Who Can Vote

Stockholders of record of our common stock at the close of business on March 3, 2003, the record date, may vote at the annual meeting.

On March 3, 2003, 560,280,510 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How You Can Vote

Stockholders of record can give a proxy to be voted at the meeting in any one of the following ways:

•	over the Internet,

•	over the telephone by calling the toll-free number identified on the attached proxy card, or

•	by completing and mailing the enclosed proxy card.

Stockholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

The Internet and telephone voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by using the Internet or by telephone, please refer to the specific instructions contained in the enclosed proxy card. If you wish to vote using the enclosed proxy card, please sign and return your signed proxy to us before the annual meeting, and we will vote your shares as you direct.

Whether you vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1 and 2 will be presented at the meeting by management, and the rest may be presented by stockholders. The proposals are described in this proxy statement under the “Proposals Requiring Your Vote” section of this proxy statement.

If you do not specify on your proxy card (or when giving your proxy over the Internet or by telephone) how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote,” “For” Proposal 2 and “Against” Proposal 3, Proposal 4 and Proposal 5.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by notifying Delphi’s secretary in writing;

(2)	by submitting another proxy via the Internet, by telephone, or by mail that is received later and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

You will not revoke a proxy merely by attending the meeting; to revoke a proxy, you must take one of the actions described above.

How to Vote Under Employee Plans

If you participate in the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States, the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States, the ASEC Manufacturing Savings Plan, the Delphi Mechatronic Systems Savings-Stock Purchase Program, the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States, the General Motors Canadian Savings-Stock Purchase Program, the Saturn Individual Savings Plan for Represented Members or the GMAC Mortgage Corporation Savings Incentive Plan, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares, or give those instructions over the Internet or the telephone. They will vote the shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, then:

•	your shares will not be voted for the following plans:

—	the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the General Motors Canadian Savings-Stock Purchase Program;

—	the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the Saturn Individual Savings Plan for Represented Members; and

—	the GMAC Mortgage Corporation Savings Incentive Plan.

•	your shares will be voted in the same ratio as the shares with respect to which the trustee has received instructions for the following plans:

—	the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States;

—	the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States;

—	the ASEC Manufacturing Savings Plan; and

—	the Delphi Mechatronic Systems Savings-Stock Purchase Program.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive or, alternatively, vote all these shares by the Internet or telephone.

Required Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date is necessary to constitute a quorum. In the election of directors, the three persons receiving the highest number of “For” votes will be elected. Stockholders may not cumulate their votes in the election of directors.

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote, and voting in favor of or against the matter presented, is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.

Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. However, since abstentions are not votes in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Confidential Voting Policy

Delphi’s Board of Directors has adopted a confidential voting policy. Under Delphi’s confidential voting policy, all shareholder meeting proxies, ballots, and other voting materials, including telephone and internet voting, that identify how an individual shareholder voted will be kept confidential, if the shareholder so elects, and will not be disclosed to Delphi or its officers, directors, or employees. If your shares are held by a broker or a bank, or in a 401(k) or employee plan, Delphi will not in any case learn how you, as beneficial owner, voted. Certain outside agents, such as Delphi’s proxy solicitors, independent tabulating agent, and inspectors of election, may have access to individual votes in the normal course of counting and verifying the vote. If a shareholder writes a comment on the proxy card, the comment, but not the vote, will be forwarded to management. This policy does not apply to a contested proxy solicitation in which the challenger would have access to proxy voting results, or as necessary to meet applicable legal requirements.

Electronic Delivery of Proxy Statement and Annual Report

This proxy statement and the 2002 annual report are available on Delphi’s Internet site at www.delphi.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you can choose this option and save Delphi the cost of producing and mailing these documents by:

•	following the instructions provided when you vote over the Internet or

•	going to www.icsdelivery.com/delphi and following the instructions provided.

If you hold your shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record), please refer to the information provided by them for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Delphi’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces the volume of duplicate information you receive and reduces our printing and mailing costs.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another stockholder, at your request we will promptly deliver a separate copy.

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must withhold your consent by checking the appropriate box on the enclosed proxy card and returning it by mail in the enclosed envelope. Even if you vote by telephone or Internet, the enclosed proxy card must be returned and marked appropriately to withhold your consent to householding.

Even if you do not return the proxy card to withhold your consent to the householding program, you may revoke your consent at a future date. Please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder, you may also contact ADP to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where to Find Voting Results

We will publish the voting results in our Form 10-Q for the second quarter of 2003. You will also be able to find the results in the investor information section of Delphi’s home page on the World Wide Web (www.delphi.com).

Proposals Requiring Your Vote

The proposals set out below will be voted on at the meeting. We will present Proposal 1 and Proposal 2, and we expect the remaining proposals to be presented by stockholders. In accordance with SEC rules, the text of each of the stockholder proposals is printed exactly as it was submitted.

When providing your proxy, whether by the Internet, by telephone, or by mail, you will be able to designate whether your shares are voted to approve or disapprove, or to abstain from, each of the proposals.

PROPOSAL 1

Election of Directors

The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class I directors for a three-year term beginning at the meeting and expiring at the 2006 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the meeting. The nominees for election are J. T. Battenberg III, Virgis W. Colbert and Shoichiro Irimajiri, all current Class I directors. Susan A. McLaughlin, who is currently a Class I director, is not standing for election. The Class II and Class III directors will continue in office following the meeting. Their terms will expire in 2004 (Class II) and 2005 (Class III). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this proxy statement.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit Delphi’s books of account and other corporate records. The Audit Committee’s selection of Deloitte & Touche LLP to audit Delphi’s books of account and other corporate records for 2003 is being submitted to you for ratification. Representatives of Deloitte & Touche LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Delphi management will present the following resolution at the meeting:

“RESOLVED: That the selection of Deloitte & Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2003 is ratified.”

The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

Stockholder Proposals

The following proposals, Proposal 3, Proposal 4 and Proposal 5, have been made by Delphi stockholders identified below and may be presented at the meeting.

PROPOSAL 3

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043 and John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, owner of 1,397 shares of common stock, have given notice that they intend to present for action at the annual meeting the following resolution and have furnished the following statement in support of the proposal:

3—SHAREHOLDER VOTE ON POISON PILLS

THIS TOPIC WON AN AVERAGE 60%—YES VOTE AT 50 COMPANIES IN 2002

This is to recommend that our Board of Directors redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This proposal is submitted by Ray T. Chevedden and John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Our vote has exceeded 50% for 3 consecutive years

This shareholder resolution topic won 57% of the yes-no vote at the 2002 annual meeting of our company. This was the third consecutive year that our vote exceeded 50%. Shareholder resolutions should be binding, according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

SHAREHOLDER VOTE ON POISON PILLS

YES ON 3

Delphi’s Response

The Board recommends a vote against this proposal:

Following the vote on this proposal at the 2002 Annual Meeting of Stockholders, the Board of Directors carefully considered the arguments for and against stockholder rights plans generally and Delphi’s stockholder rights plan or “poison pill” in particular. Stockholder rights plans do not prevent or inhibit legitimate takeover offers. They do not eliminate the obligation of the directors to exercise their fiduciary duty in considering such offers. They will allow the Board to discourage offers that are inadequate or insufficiently funded or that do not treat all stockholders equally. In the hands of an independent Board, such as Delphi’s, a stockholder rights plan is a tool that will help the Board maximize stockholder value by providing it with the flexibility and time to evaluate alternatives in the event of an unsolicited hostile takeover bid.

We believe there are dangers to stockholders in not having a rights plan, particularly to small stockholders. Without a rights plan, a corporate raider acting out of self-interest and a desire to buy the company for as low a price as possible, could acquire control of an undervalued company by surprise with no need to negotiate with the Board, and thus could take control without having to pay the existing stockholders a control premium. With a rights plan, your Board can force a negotiation, and potentially extract a higher share price from the raider, or attempt to obtain a superior bid. A rights plan allows your Board to evaluate offers, investigate alternatives, and take the necessary steps to maximize stockholder value.

In addition, Delphi is one of very few companies that have adopted a Three-Year Independent Director Evaluation (“TIDE”) of its Stockholder Rights Plan. The TIDE requires Delphi’s Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) to review Delphi’s Stockholder Rights Plan at least every three years to determine whether it continues to be in the best interest of Delphi and its stockholders, whether the rights plan should be modified or whether the rights issued under the rights plan should be redeemed. All of the members of the Corporate Governance Committee, which conducts the review, are outside directors. Delphi’s Board of Directors is composed overwhelmingly of outside directors, none are related, and all of our independent directors have illustrious careers with the very best companies in the U.S. and abroad.

We believe that by providing a tool that allows the independent Board of Directors to consider takeover offers carefully, the rights plan with a TIDE is in the best interest of our stockholders who would like a higher premium for their shares; our customers, who want a stable environment with respect to their vendors; and our employees, who want our company to have the opportunity to execute its strategic business plan without the distraction of unfair, imprudent or abusive takeover attempts, particularly in an industry that is currently undervalued. In addition, while Delphi continues its restructuring efforts and its transformation from an auto parts company to a technology company, the market needs some time to value it accordingly. Redeeming Delphi’s Stockholder Rights Plan now would deprive the Board of an effective negotiating tool, and impair Delphi’s ability to achieve its strategic goal of delivering stockholder value.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 3. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 3 unless stockholders specify a different choice.

PROPOSAL 4

Nick Rossi, P.O. Box 249, Boonville, CA 95415, owner of 419 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

ELECT EACH DIRECTOR ANNUALLY

ADOPT PROPOSAL TOPIC THAT WON OUR 63% APPROVAL

Shareholders recommend that each director be elected annually. This proposal recommends that our company’s governing documents be amended accordingly. This includes the bylaws.

This proposal is submitted by Nick Rossi, P.O. Box 249, Boonville, CA 95415.

Strong Institutional Investor Support

Twenty-five (25) proposals on this topic won an overall 63% approval rate at major companies in 2002. Annual election of each director is a Council of Institutional Investors www.cii.org core policy.

Another CII policy is the adoption of shareholder proposals that win a majority of votes cast as this proposal did in 2001 and 2002. Institutional investors own 74% of Delphi stock.

Our vote exceeded 58% for 2 consecutive years

This proposal topic won 63% of the yes-no votes at our 2002 annual meeting. This was the second consecutive year that our vote exceeded 58%. Shareholder resolutions should be binding according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

This proposal would restore Delphi to the General Motors standard

Many Delphi shareholder acquired their stock as a distribution from General Motors. GM elects each director annually.

Staggered board combined with poison pill

Certain independent proxy analysts are particularly concerned 3-year director terms combined with poison pills and other takeover defenses which Delphi has. Our Delphi management is further protected by strong state anti-takeover provisions.

Votes equally valuable

Shareholders believe that, consistent with directors accepting our yes-votes in 2001 and 2002 for their own election, directors should give equal value to our yes-votes for shareholder proposals.

Serious Challenges Faced by our Company

Shareholders believe that the serious challenges faced by our company in the past year demonstrate a need for shareholders to vote annually regarding each director:

1)	Delphi stock fell 40% since the GM spin-off.

2)	At $7.05 Delphi stock hit at an all-time low.

3)	Standard & Poor’s downgraded Delphi to negative.

4)	Delphi total shareholder return is minus-34% for the last 3 months and minus-43% for the last 3-years.

5)	This is in a booming auto industry and in spite of 17,000 lay-offs.

6)	The leader of Delphi likens rumors of insurmountable problems to his children’s fear of monsters.

Flaws in Company Study of this Proposal Topic

There is evidence that our management has not thoroughly researched shareholder proposal topics. For instance our management’s 2002 formal statement on this topic:

1)	Used the opinion-word “believe” before key statements.

2)	Our management claimed that directors are just as accountable with 3-year terms as with one-year terms. A analogy would be a claim that Delphi employees would be just as accountable by changing to 3-years between job reviews.

3)	Our management appears to over-rely on adhering to an entrenched long-term strategy.

To protect our investment money at risk:

To increase shareholder value through improved accountability vote yes:

ELECT EACH DIRECTOR ANNUALLY

ADOPT PROPOSAL TOPIC THAT WON OUR 63% APPROVAL

YES ON 4

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi currently has three classes of directors, with members of each class serving three-year terms. Last year the stockholders considered an identical proposal. That proposal was a recommendation that the Board of Directors take the necessary steps to enact annual election of each director. The steps necessary to eliminate the classified board are adoption of an amendment to Delphi’s Certificate of Incorporation by the Board and then approval by the affirmative vote of 80% of the shares entitled to vote. It should be noted that while this proposal received the affirmative vote of 58% of the shares voting in 2001 and 63% of the shares voting in 2002, only 43% of the shares entitled to vote in 2001 and 47% of the shares entitled to vote in 2002 supported the proposal, which is considerably less than the 80% required to repeal the classified Board. Nevertheless, following the vote on the proposal, the Board of Directors carefully considered whether to take those steps. For the reasons noted below, the Board decided that it was not in the best interest of Delphi or its stockholders to do so.

We continue to believe that the staggered system of electing directors provides important benefits to Delphi and its stockholders. With a classified Board, a majority of directors at any given time possesses the experience and understanding which comes from service on the Board. This is particularly important with a company as large and complex as Delphi. A classified Board helps assure continuity and stability of Delphi’s business strategies and policies so that Delphi can carry out its long-term business strategy necessary to deliver stockholder value, while preserving the ability of Delphi’s stockholders to make changes in the Board’s membership.

A classified Board will not prevent a change of control, but in the event of an unsolicited proposal it does encourage outside persons seeking control to initiate arms-length negotiations with the Board. This is because at least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the Board, classification of our directors enables our Board to be in a better position to negotiate or to consider alternative proposals in order to achieve the best price for all stockholders and not just for those with a large block of shares. This is particularly the case where the Board is independent and composed overwhelmingly of outside directors, such as Delphi’s Board.

Moreover, directors have fiduciary duties that do not depend on how they are elected. Directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. We believe that the classified Board protects the interests of all Delphi stockholders and that the continuity and depth of knowledge that results from a classified Board of Directors provides the proper environment in which to foster the creation of long-term value for all stockholders.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 4. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 4 unless stockholders specify a different choice.

PROPOSAL 5

St. Joseph Health System, 500 S. Main Street, Suite 600, Orange, CA 92868, owner of 200 shares of common stock, Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860, owners of 69 shares of common stock, Mercy Consolidated Asset Management Program, 205 Avenue C, #10E, New York, NY 10009, owner of 200 shares of common stock, Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228, owners of 797 shares of common stock, Sisters of St. Joseph, 3427 Gull Road, Nazareth, MI 49074-0013, owners of 69 shares of common stock, the School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Ave., St. Louis, MO 63125, owner of 69 shares of common stock, Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, TX 77223-0969, owners of 100 shares of common stock, Ursuline Sisters of Tildonk, 81-15 Utopia Parkway, Jamaica, NY 11432-1306, owners of 2,000 shares of common stock, General Board of Pension and Health Benefits of The United Methodist Church, 1201 Davis Street, Evanston, IL 60201, owner of 303,191 shares of common stock, Sisters of the Blessed Sacrament, 1663 Bristol Pike, Bensalem, PA 19020, owners of 69 shares of common stock, Congregation of Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, TX 78704-4322, owner of 41 shares of common stock, The Sisters of Charity of Saint Elizabeth, 1 Convent Road, Convent Station, NJ 07961-0476, owners of 100 shares of common stock and Christus Health, 2600 North Loop West, Houston, TX 77092, owner of 15,500 shares of common stock have given notice that they intend to present for action at the annual meeting the following resolution and have furnished the following statement in support of the proposal:

DELPHI AUTOMOTIVE SYSTEMS

Proposal for a Global Set of Corporate Standards

Whereas, Delphi Automotive Systems, as a global corporation, faces complex issues which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse in the new millennium.

A Millennium Poll on Corporate Social Responsibility interviewed over 25,000 citizens in 23 countries and found that two in three citizens want companies to go beyond their historical role of making a profit, paying taxes, employing people and obeying all laws; they want companies to contribute to broader societal goals as well. (Environics International Ltd., October 1999)

We believe Delphi needs to review its code of conduct in light of the evolving consensus of best practices, such as those found in the Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance, developed by an international group of religious investors.

Delphi operates in 37 countries worldwide and is challenged by important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Our company should find ways to respond effectively to workers’ concerns in a timely manner and to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

As our company proceeds as an independent company, it should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors composed of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of companies are developing code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

RESOLVED, the shareholders request that the Board of Directors review and amend, if necessary, its code for its international operations and report a summary of this review to shareholders by October 2003.

Supporting Statement

We recommend the review include the following areas:

1.    A description of policies which are designed to protect human rights—civil, political, social, cultural and economic—consistent with respect for human dignity and the International Labor Organization’s core standards.

2.    A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3.    A report of company policies ensuring that there is no use of forced labor, including prison labor, indentured or bonded labor.

4.    Establishment of consistent standards for workers’ health and safety practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide its decisions.

Delphi’s Response

The Board recommends a vote against this proposal:

Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. We have comprehensive corporate policies and practices concerning our conduct in place around the world. These policies and practices are designed to ensure that Delphi is a good and responsible corporate citizen globally and that Delphi complies with the laws of the various countries in which we operate.

Delphi’s management reviews and amends these policies and practices as necessary and is committed to their enforcement worldwide. Internal audits are conducted around the world to ensure compliance with Delphi’s policies and practices and with applicable laws, and those audit findings are routinely provided to and reviewed by senior management. In addition, the Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) of the Board of Directors, a committee which is composed entirely of independent directors, has the responsibility for oversight of all public policy matters related to Delphi’s business activities.

We have shared our policies and practices with the proponents of this proposal. The proponents’ representatives have visited our workers’ housing projects in Mexico, where Delphi has supported the purchase of approximately 5,000 homes by hourly employees in seven communities and has a similar program for salaried employees. Additionally, Delphi was the first major private employer in Mexico to establish a voluntary retirement program for salaried employees. Delphi employees started the first Fondo Unido (United Way) program outside Mexico City. These employees—at all levels—contribute over US $1 million annually which is used to provide goods and services to worthy organizations in their communities. Over the past year in Mexico, Delphi invested more than US $4.2 million for tuition reimbursement and skills improvement training for employees at all levels.

Delphi plants in Mexico are among leaders in employee safety records, and have achieved as high as 50 million consecutive working hours without a lost-time or incapacitating accident. All of Delphi’s operations in

Mexico have medical facilities, recycling programs and rigorous safety programs. Delphi has also established a set of Environmental Performance Criteria, which provide direction to our manufacturing operations worldwide. These criteria establish Delphi minimum requirements, which often go beyond applicable regulatory standards, and ensure that our manufacturing air, water and waste by-products are controlled and managed in a way which safeguards human health and the environment.

Mexican President Vicente Fox and Labor Secretary Carlos Abascal recognized Delphi operations in Mexico as among the best when it comes to the care of working women by selecting Delphi’s RIMIR plant in Matamoros, Mexico as the location to sign an agreement for improved working conditions and opportunities for women. Delphi facilities continue to receive awards and recognition for environmental practices, including: the Industria Limpia (Clean Industry) Award, the highest environmental award given by the Mexican government; Recycler of the Year, as awarded by the world’s leading plastics organization; the first place Energy Saving Award from Mexico’s president; and the right to participate in Michigan’s Clean Corporate Citizen (C3) program. In November 2002, Environmental Protection magazine rated Delphi’s Deltronics plant in Matamoros as one of the five “Facilities of the Year.” In addition, in 2002, three Delphi operations in Mexico earned the Shingo Award for Excellence in Manufacturing. Delphi’s Mexico Technical Center received the country’s National Technology Award.

We believe that as a result of Delphi’s existing high standards, Delphi’s presence in foreign countries goes beyond generating revenues for Delphi and value for our stockholders—it enhances the lives of the people who work at our facilities and betters the communities where we operate. In this way, Delphi sets an example for other companies in these countries. Independent monitoring by religious groups would not enhance the close monitoring of our policies and practices by governmental and union groups which Delphi already enjoys. Nor would it add to the internal auditing and Board oversight on which Delphi already insists.

For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 5. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 5 unless stockholders specify a different choice.

The Board of Directors

The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met seven times during 2002. All of the current directors who were directors in 2002 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2002. Ms. McLaughlin, who is currently a member of the Board of Directors, is not standing for election at the annual meeting. John D. Opie serves as Delphi’s Lead Director. Mr. Opie presides over meetings of the non-management directors. The following information about the directors, including the nominees, was provided by the directors.

Board of Directors

Class I—Nominees Standing for Re-Election

J.T. Battenberg III

Age: 59

Director Since: 1998

Principal Occupation: Chairman of the Board, Chief Executive Officer and President, Delphi Corporation

Recent Business Experience: Mr. Battenberg is the Chairman of the Board, Chief Executive Officer and President of Delphi. Mr. Battenberg has led Delphi and its precursor, the Automotive Components Group Worldwide, since 1992. He held various other positions with General Motors Corporation from 1961 through 1992, was elected an executive vice president of General Motors Corporation in 1995 and served as a member of its President’s Council. Mr. Battenberg was an officer at General Motors Corporation from 1988 through 1998. Mr. Battenberg is on the Board of Trustees of Kettering University, Columbia University Business School and the National Advisory Board for J.P. Morgan Chase. He is also a member of the Council on Competitiveness, the Business Roundtable, the Business Council and G100.

Other Directorships: Sara Lee Corporation, Covisint L.L.C., FIRST (For Inspiration and Recognition of Science and Technology), Detroit Renaissance and the Economic Club of Detroit.

Virgis W. Colbert

Age: 63

Director Since: 1999

Principal Occupation: Executive Vice President, Miller Brewing Company

Recent Business Experience: Mr. Colbert was appointed Executive Vice President for Miller Brewing Company in July 1997. He has held several manufacturing and production positions since joining Miller in 1979. Mr. Colbert is currently a Director of Green Bay Packers Inc., the Bradley Center Sports and Entertainment Corporation and The Greater Milwaukee Open golf tournament. He is Chairman of the Thurgood Marshall Scholarship Fund and of the Board of Trustees of Fisk University. Mr. Colbert is Chairman of the Compensation and Executive Development Committee of Delphi’s Board of Directors

Other Directorships: The Manitowoc Company, Inc., Manor Care, Inc. and Weyco Group, Inc.

Shoichiro Irimajiri

Age: 63

Director Since: 1999

Principal Occupation: Representative Director, Shoichiro Irimajiri, Inc.

Recent Business Experience: Mr. Irimajiri held various positions within Sega Enterprises, Ltd. including president and representative director for Sega from 1994 to 2000. Before joining Sega, Mr. Irimajiri had been an Executive Vice President at Honda Co. Ltd. since 1990. He had been associated with Honda since 1963. Mr. Irimajiri is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: Happinet Corporation

Continuing Directors

Class II—Terms Expiring in 2004:

Oscar de Paula Bernardes Neto

Age: 56

Director Since: 1999

Principal Occupation: Senior Partner and Chairman of LID (Latin American Internet Development Group)

Recent Business Experience: Mr. Bernardes is the Senior Partner and Chairman of LID (Latin American Internet Development Group). He is also Chairman of the Advisory Board of TIW, a major wireless communications operator in Brazil. He was Chief Executive Officer of Bunge International from 1996 to 1999. Before joining Bunge, Mr. Bernardes was a senior partner with Booz-Allen & Hamilton. He also has over 15 years of consulting experience, including several projects related to the automotive industry in South America. Mr. Bernardes is a member of the Audit Committee of Delphi’s Board of Directors.

Other Directorships: RBS, Alcoa in Brazil, Bunge Brasil, Gerdau S.A., Metalurgica Gerdau S.A., Satipel, Seara Alimentos.

Dr. Bernd Gottschalk

Age: 59

Director Since: 2000

Principal Occupation: President, Association of the German Automobile Industry

Recent Business Experience: Before becoming President of the Association of the German Automobile Industry in 1996, Dr. Gottschalk worked at Mercedes-Benz AG since 1972 in various positions, such as plant manager in Mannheim and President of Mercedes-Benz do Brasil in São Paulo. As a member of the Board of Management of Mercedes-Benz AG, he was responsible for the company’s worldwide commercial vehicle business. Dr. Gottschalk is a member of the Advisory Board of each of Hoffman-La Roche, Thyssen Krupp Automotive, J.M. Voith AG and Dresdner Bank Latin America. Dr. Gottschalk is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

John D. Opie

Age: 65

Director Since: 1999

Principal Occupation: Retired Vice Chairman of the Board and Executive Officer, General Electric Company

Recent Business Experience: Mr. Opie is the former Vice Chairman of the Board and Executive Officer for General Electric Company. He had been associated with General Electric Company since 1961 in numerous management positions, including Vice President of the Lexan and Specialty Plastics Divisions, President of the Distribution Equipment Business Division and President of General Electric Company’s Lighting Business from 1986 to 1995.

Mr. Opie is Lead Independent Director of Delphi’s Board of Directors and is an ex officio member of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors. He also is a Trustee of Michigan Tech. University.

Other Directorships: The Stanley Works

Roger S. Penske

Age: 66

Director Since: 1999

Principal Occupation: Chairman of Penske Corporation

Recent Business Experience: Mr. Penske is the Chairman of Penske Corporation, Chairman of United Auto Group, Inc., and Chairman of the Board of Penske Truck Leasing Corporation. Mr. Penske is also Chairman of the Detroit Investment Fund and a member of the Business Council. Mr. Penske is Chairman of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: General Electric Company and Home Depot Inc.

Patricia C. Sueltz

Age: 50

Director Since: 2000

Principal Occupation: Executive Vice President, Sun Services, Sun Microsystems, Inc.

Recent Business Experience: Ms. Sueltz is executive vice president of Sun Services and is responsible for delivering support, educational and professional services to users of Sun products worldwide. Ms. Sueltz joined Sun Microsystems, Inc. in 1999 as executive vice president and general manager of Sun’s Software Systems Group, where she was responsible for the company’s software systems businesses, including the Solaris™ Operating Environment, Java™ platform, XML, Sun™ ONE, market development and developer relations. Before joining Sun Microsystems, Inc. Ms. Sueltz spent 20 years with IBM, serving in various senior management positions including general manager and vice president of Java Software in IBM’s software group. She is a director on the Sun Foundation Board and on the Corporate Advisory Board for the University of Southern California Marshall School of Business. In 2000, she was ranked one of the 50 Most Powerful Women in Business by Fortune Magazine. Ms. Sueltz is a member of the Compensation and Executive Development Committee of Delphi’s Board of Directors.

Other Directorships: Amgen Inc.

Class III—Terms Expiring in 2005:

Robert H. Brust

Age: 59

Director Since: 2001

Principal Occupation: Chief Financial Officer and Executive Vice President, Eastman Kodak Company

Recent Business Experience: Mr. Brust was named Chief Financial Officer and Executive Vice President of Eastman Kodak Company, effective January 3, 2000. Prior to joining Eastman Kodak Company, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation. He joined Unisys Corporation in 1997, where he directed the company’s financial organization, including treasury, control, tax, information systems, mergers and acquisitions, strategy, procurement, and investor relations. He is a member of The Conference Board Council of Financial Executives. Before working at Unisys Corporation, he spent 31 years at General Electric Company. Mr. Brust is Chairman of the Audit Committee of Delphi’s Board of Directors.

Alan S. Dawes

Age: 48

Director Since: 2000

Principal Occupation: Vice Chairman and Chief Financial Officer, Delphi Corporation

Recent Business Experience: Mr. Dawes was named Vice Chairman and Chief Financial Officer of Delphi Corporation effective January 1, 2003. He was named Chief Financial Officer of Delphi Automotive Systems in August 1998 and Director and Executive Vice President in charge of Finance, Mergers & Acquisitions and Information Technology in January 2000. He had been a Vice President of Delphi since November 1998. Previously, Mr. Dawes served as general manager of Delphi Chassis Systems, formerly Delco Chassis Systems, a position to which he was named in 1994. From 1992 to 1994, he was appointed executive-in-charge of Operations for Automotive Components Group Worldwide. Mr. Dawes joined General Motors in 1981. Mr. Dawes was an officer at General Motors from 1994 through 1998. He is a member of the Harvard Business Club, The Conference Board Council of Financial Executives, the Working Council for Chief Financial Officers of the Corporate Executive Board, and is Vice Chairman of MEMA (Motor & Equipment Manufacturers Association).

David N. Farr

Age: 48

Director Since: 2002

Principal Occupation: Chief Executive Officer of Emerson Electric Co.

Recent Business Experience: David N. Farr was named CEO of Emerson in October 2000. He joined Emerson in 1981, and held a number of positions, including Vice President of Corporate Planning and Development, President of the Ridge Tool Division, Group Vice President for the Industrial Components and Equipment Business, President of Emerson Electric Asia-Pacific, Chief Executive Officer of Emerson’s Astec joint venture, Executive Vice President with responsibility for Emerson’s Process Control Business and Chief Operating Officer of Emerson. Farr is a member of the Business Council and the Civic Progress Group of St. Louis, Missouri. He is also a member of the Webster University Board of Trustees and the Municipal Theatre Association of St. Louis. Mr. Farr is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Donald L. Runkle

Age: 57

Director Since: 2000

Principal Occupation: Vice Chairman and Chief Technology Officer, Delphi Corporation.

Recent Business Experience: Mr. Runkle was named Vice Chairman and Chief Technology Officer effective January 1, 2003. He was an Executive Vice President of Delphi and President of Delphi’s Dynamics and Propulsion Sector since 2000. He was Vice President of Delphi and President of Delphi Energy and Engine Management Systems since 1998. Previously, Mr. Runkle held a series of engineering, planning and management positions from 1968 to 1993 at General Motors Corporation when he was appointed General Manager of Delphi Saginaw Steering Systems. He was an officer at General Motors Corporation from 1988 through 1998. He was named General Manager of Delphi Energy and Engine Management Systems in 1996. Mr. Runkle is an advisor to the Lean Enterprise Institute.

Committees of the Board of Directors

There are three standing committees of our Board of Directors: Audit Committee, Compensation and Executive Development Committee, and Corporate Governance and Public Issues Committee. All of the Committees are composed entirely of directors who meet the independence requirements of the current and proposed New York Stock Exchange listing requirements and the Sarbanes-Oxley Act of 2002.

Audit Committee

Number of Members:	4

Members:	Robert H. Brust (Chairman) Oscar de Paula Bernardes Neto Susan A. McLaughlin John D. Opie (ex officio)

Number of Meetings in 2002:	8

Purpose:

The Audit Committee assists the Board in monitoring the integrity of Delphi’s financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and compliance by Delphi with legal and regulatory requirements. It selects the independent auditors and is also responsible for oversight of the annual report required by the rules of the Securities and Exchange Commission to be included in the proxy statement.

The Audit Committee is composed of four individuals, including the Chairman, Robert H. Brust, Oscar de Paula Bernardes Neto, Susan A. McLaughlin and John D. Opie, ex officio, each of whom is independent as that term is used in section 10A(m)(3) of the Exchange Act and the listing standards of the NYSE. The Board of Directors has determined that Mr. Brust, presently the Chief Financial Officer and an Executive Vice President of Eastman Kodak Company and previously the Chief Financial Officer and a Senior Vice President of Unisys Corporation, both public companies with substantial global manufacturing operations, and that Mr. Opie, retired Vice Chairman of the Board and Executive Officer of General Electric Company and current member of the Board of Directors of the Stanley Works and its Audit Committee, both publicly traded, global manufacturing companies, are each an audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission. In addition, the Board of Directors has determined that both Oscar de Paula Bernardes Neto and Susan A. McLaughlin have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the NYSE.

Compensation and Executive Development Committee

Number of Members:	3

Members:	Virgis W. Colbert (Chairman) Patricia C. Sueltz John D. Opie (ex officio)

Number of Meetings in 2002:	5

Purpose:

The Compensation and Executive Development Committee discharges the Board of Directors’ responsibilities relating to all aspects of director and officer and other executive compensation, including the review, approval and administration of any benefit or incentive compensation plan of the company and its subsidiaries affecting directors, officers and other executives. It also is responsible for producing an annual report on executive compensation for inclusion in the proxy statement.

Corporate Governance and Public Issues Committee

Number of Members:	5

Members:	Roger S. Penske (Chairman) David N. Farr Dr. Bernd Gottschalk Shoichiro Irimajiri (effective September 3, 2002) John D. Opie (ex officio)

Number of Meetings in 2002:	4

Purpose:

The Corporate Governance and Public Issues Committee assists the Board of Directors in matters relating to service on the Board, including size, composition and the identification of individuals qualified to become board members. It is also responsible for recommending to the Board appropriate corporate governance guidelines and a code of business conduct and ethics as required by the proposed listing requirements of the New York Stock Exchange. The Committee advises the Board with respect to Delphi’s policies and procedures regarding compliance with applicable laws and regulations and with our corporate governance guidelines and Foundation for Excellence, our code of business conduct and ethics.

The Committee also considers stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” of this proxy statement.

Stock Ownership of Management and More Than 5% Stockholders

The table below shows how much of our common stock was beneficially owned as of March 3, 2003 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this proxy statement, (iii) each person known by Delphi to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 3, 2003 (such as by exercising options). All persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended 2002.

Name and Address (1)	Shares Beneficially Owned (2)	Deferred Stock Units (3)	Total	Percent	Stock Options Exercisable Within 60 Days

J.T. Battenberg III	431,494	138,717	570,211	*	2,949,131

Oscar de Paula Bernardes Neto	-----	32,327	32,327	*	-----

Robert H. Brust	-----	17,956	17,956	*	-----

Virgis W. Colbert	-----	32,677	32,677	*	-----

Alan S. Dawes	127,074	50,675	177,749	*	845,493

David N. Farr	-----	7,704	7,704	*	-----

Bernd Gottschalk	-----	24,194	24,194	*	-----

Shoichiro Irimajiri	-----	28,171	28,171	*	-----

Susan A. McLaughlin	-----	33,446	33,446	*	-----

Rodney O’Neal	79,589	49,038	128,627	*	681,802

John D. Opie	10,000	46,752	56,752	*	-----

Roger S. Penske	22,000	33,796	55,796	*	-----

Donald L. Runkle	95,010	52,514	147,524	*	742,760

Patricia C. Sueltz	-----	23,083	23,083	*	-----

David B. Wohleen	71,328	45,787	117,115	*	651,550

State Street Bank and Trust Company, in various fiduciary capacities (4) 225 Franklin Street Boston, MA 02110	80,120,666	-----	80,120,666	14.3%	-----

Dodge & Cox (5), One Sansome Street, San Francisco, CA 94104	44,899,111	-----	44,899,111	8.0%	-----

All directors and executive officers as a group (16 persons)	894,839	659,464	1,554,303	*	6,415,858

*Less than 1% of Delphi’s total outstanding common stock. The percentages shown in the table are based on the total number of shares of Delphi’s common stock outstanding on March 3, 2003.

Notes

(1)	Except as otherwise indicated in the table, the business address of the beneficial owners is c/o Delphi Corporation, 5725 Delphi Drive, Troy, MI 48098.

(2)	Includes shares:

•	As to which the named person has sole voting and investment power,

•	As to which the named person has shared voting and investment power with a spouse, or

•	Which the named person holds in the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States.

(3)	Includes:

•	Restricted stock units subject to a vesting schedule, forfeiture risk and other restrictions. The restricted stock units earn dividend equivalents at the same rate as dividends paid to stockholders. Restricted stock units have no voting rights.

•	Phantom shares denominated in common stock units under the Delphi Benefit Equalization Plan-Savings. This is a non-qualified “excess benefit” plan that is exempt from ERISA and IRS code limitations and provides executives with full Delphi matching contributions without regard to limits imposed by the IRS code. Amounts credited under the plan are maintained in share units of Delphi common stock. After leaving Delphi, an employee may at any time choose to receive a complete distribution of amounts in the Benefit Equalization Plan, which will be in cash. Common stock units have no voting rights.

•	Common stock units held by non-employee directors under Delphi’s Deferred Compensation Plan for Non-Employee Directors. Common stock units have no voting rights.

•	Common stock units held under Delphi’s Deferred Compensation Plan for Executive Employees. Common stock units have no voting rights.

(4)	Based on a Schedule 13G dated February 7, 2003 filed by State Street Bank and Trust Company with the Securities and Exchange Commission. Represents shares held by State Street Bank and Trust Company as trustee for various Delphi employee benefit plans and in various other fiduciary capacities.

(5)	Based on a Schedule 13G dated February 13, 2003 filed by Dodge & Cox with the Securities and Exchange Commission.

Compensation of Directors

We do not pay directors who are also our employees additional compensation for their service as directors or committee members. In 2002, compensation for our non-employee directors consisted of:

•	$100,000 cash retainer per year and $200,000 in common stock units per year for the lead independent director;

•	$55,000 cash retainer per year and $55,000 in common stock units per year for the other non-employee directors; and

•	a fee of $5,000 per year for serving as chairman of a board committee (for other than the lead independent director).

The stock portion of each non-employee director’s annual compensation is automatically deferred until he or she no longer serves on our Board. Under Delphi’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors, at their option, may convert the cash portion of their compensation into common stock units. In 2002, all directors have converted the cash portion of their compensation into additional common stock units and all have agreed to do so again in 2003. Dividend equivalents on any common stock units accrue quarterly and are converted into additional common stock units. Directors will receive the cash value of all of their accumulated common stock units after they leave the Board.

Delphi entered into a Consulting Agreement in May 2001 with Shoichiro Irimajiri, Inc., a company of which Shoichiro Irimajiri is the principal shareholder, under which the company was to perform services for Delphi relating to the Japanese auto industry. The agreement was for 12 months, at $50,000 per month. Mr. Irimajiri agreed to devote approximately 50% of his working hours to these consulting services and also, along with the company, agreed not to provide such consulting services to any manufacturer or distributor of automotive components or systems other than Delphi. In April, 2002 Delphi extended the consulting agreement for four months at $50,000 per month. The agreement expired by its terms in August 2002. Delphi paid the company $400,000 in 2002 under the Consulting Agreement.

Notwithstanding anything to the contrary set forth in any of Delphi’s previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or such future filings in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee of our Board of Directors consists of four directors, all of whom are independent for purposes of both the existing and proposed New York Stock Exchange Listing Requirements and the U. S. Securities and Exchange (“SEC”) Commission’s recently adopted rules promulgated under the Sarbanes-Oxley Act of 2002. The Audit Committee has reviewed the written charter under which it has been operating and which was adopted by the Board of Directors and made several changes to reflect the rules and regulations of the SEC as amended by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the proposed New York Stock Exchange Listing Requirements and the recommendations of the Conference Board Commission on Public Trust and Private Enterprise. The amended charter is attached as Appendix A to this proxy statement in accordance with SEC requirements. The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2002, which we refer to here as our audited financial statements.

•	The Audit Committee has reviewed and discussed the annual audited and quarterly financial statements with management and with Deloitte & Touche LLP, our independent auditors, in advance of the public release of operating results, and filing of annual or quarterly reports with the U.S. Securities and Exchange Commission;

•	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from Delphi; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Robert H. Brust, Chairman

Oscar P. Bernardes

Susan A. McLaughlin

John D. Opie (ex officio)

Independent Auditors Fees

Audit Fees

The aggregate fees billed to Delphi by Deloitte & Touche LLP for 2002 audit services were approximately $7.8 million, including $7.2 million related to its audit of our 2002 financial statements and review of the financial statements included in our quarterly reports on Form 10-Q for 2002. These services also included attest services, reviews of registration statements and issuance of comfort letters and consents.

Audit-Related Fees

Audit-related services billed to Delphi by Deloitte & Touche LLP in 2002 amounted to $1.8 million, consisting primarily of internal control reviews, audits of carve-out financial statements for operations intended for divestiture, due diligence associated with potential acquisitions, employee benefit plan audits and accounting consultations.

Tax Services Fees

Fees for tax-related compliance and tax planning services provided by Deloitte & Touche LLP during 2002 totaled $1.4 million.

Other Fees

There were no other fees billed to Delphi by Deloitte & Touche LLP in 2002.

In total, fees of $11.0 million were billed to Delphi by Deloitte & Touche LLP in 2002, 87% of which were audit or audit-related (implying a ratio of non-audit to audit and audit-related services of 0.1:1).

The Audit Committee has considered the nature of the above-listed services provided by Deloitte & Touche LLP and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with Deloitte & Touche LLP and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the U.S. Securities and Exchange Commission.

Delphi is currently implementing procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided to Delphi by Deloitte & Touche LLP. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by Deloitte & Touche LLP in 2002 nor on the ability of Delphi to procure accounting, tax or other professional services as required.

Compensation of Executive Officers

This section provides summary information regarding the compensation of J.T. Battenberg III, our Chairman, Chief Executive Officer and President, and our four next most highly compensated executive officers. This section also includes a report of the Compensation and Executive Development Committee of our Board of Directors concerning the general compensation principles used by that committee for senior executive officers as well as the specific factors used to determine Mr. Battenberg’s compensation.

Compensation and Executive Development Committee

Report on Executive Compensation

(How Delphi Determines Executive Compensation)

Philosophy

Delphi’s executive compensation program aims to align the interests of our executives with your interests as stockholders. To do so, Delphi:

•	Sets specific, measurable goals to create value for the stockholders in both the short and long-term;

•	Rewards executives when they have achieved the goals we have set;

•	Motivates executives to improve the performance and profitability of Delphi overall and of each business sector to which an executive is assigned; and

•	Adjusts each executive’s compensation to reflect his or her individual performance and contribution to Delphi.

Types of Compensation

We use three main types of compensation in our executive compensation program:

•	Base Salary

•	Annual Incentives

•	Long-Term Incentives

In determining the appropriate amount of each type of compensation to pay our executives in 2002, we looked at what executives earned at companies that are in our industry as well as at other top Fortune companies with which we compete in hiring executives. We use the corporate performance of, and compensation paid by, these companies as a benchmark in deciding the appropriate combination of compensation types for our executives. We also rely on data and advice provided by outside consultants.

Base Salary

We strive to pay salaries at the median of the salaries paid by the group of benchmark companies described above. Importantly, we also look at factors specific to an individual executive such as an executive’s performance, potential for future advancement and responsibilities.

To ensure that our executives would be able to focus on the interests of the company and not be distracted by the possible impact on their personal situation if a change in control at Delphi were to occur or be imminent, we continue to utilize change in control agreements that were implemented in early 2000 covering our officers. Under these agreements, an executive is paid certain benefits upon the occurrence of a change in control of Delphi, and additional benefits if, during the three years after a change in control, the executive’s employment with Delphi ceases for reasons other than “for cause.” The change in control agreements are described more fully in this proxy statement under the section entitled “Change In Control Agreements.” The agreements are Delphi’s only contractual arrangements with the executive officers named in the Summary Compensation Table appearing later in this section.

Annual Incentives

The Annual Incentive Compensation Plan provides for annual incentive awards based on our achievement of pre-determined corporate goals. Each year, we establish a corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid. The size of final awards depends on the actual level of performance that Delphi achieves within this pre-established range, and we may adjust awards to reflect individual performance.

We establish our targeted performance levels by reference to one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of our common stock, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity and/or quality. These business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. We use our judgment to establish a range of performance levels that we believe are in your best interests.

We reviewed Delphi’s overall performance for 2002 and the general and specific factors for each executive. Annual incentive awards were paid for 2002 because the minimum performance level was achieved; however, at less than the targeted level based on 2002 performance.

Long-Term Incentives

Stock Options—Stock options are an important part of our long-term incentive program. We grant them at the average of the high and low trading price of the stock on the date of grant. This way executives gain only when the stockholders do—when the stock price goes up.

When we grant options, we follow competitive long-term incentive compensation practices. Going forward, the size of these grants and the other long-term awards discussed below is intended to place our executives between the median and the 60th percentile of the long-term incentives granted to similar executive positions at benchmark companies. The grants reflected in the Summary Compensation Table are below that level.

Restricted Stock Units—Our long-term incentive program also includes provisions to issue restricted stock units. We select the persons who receive the units. When we issue restricted stock units, we have established vesting schedules that assist our executives in focusing on increasing long-term company performance. We also may establish performance goals for the restricted stock units.

Performance Achievement Plan—In addition to stock options, which reward executives for enhancing stockholder value through increasing the price of common stock, the Delphi Corporation Performance Achievement Plan encourages executives to focus on achieving strategic business goals that take more than one year to complete. We set these goals in our strategic business plan that currently covers a three-year period. As with our base salary and annual incentive program, we set these corporate performance goals with reference to a group of benchmark companies. We establish a corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid. Individual performance is also reviewed.

Typically, we grant long-term target awards under the Delphi Corporation Performance Achievement Plan every year, but do not pay them unless the goals in our strategic business plan are achieved over the three-year plan period. No awards will exceed 200% of our established goals. At the end of 2002, we reviewed Delphi’s overall performance and the general and specific factors for each executive. The awards under the Delphi Corporation Performance Achievement Plan for the 2000-2002 plan period were determined and paid in early 2003.

Stock Ownership By Directors—We believe that a significant component of our directors’ compensation should be linked to our stock. For this reason, we pay to our non-employee directors half of the fees for serving as a director in common stock units. We also give our non-employee directors the option to receive all their fees in common stock units, as described in this proxy statement in the “The Board of Directors—Compensation of Directors” section. All of our non-employee directors have elected to receive all fees for the 2003 fiscal year in these common stock units, as they did in 2000, 2001 and 2002.

Chief Executive Officer Compensation

Base Salary—Mr. Battenberg received an increase in base salary in 2002, his first since 2000. Mr. Battenberg’s 2002 salary is reported in the Summary Compensation Table.

Annual Incentives—In early 2002 we established an individual award target for Mr. Battenberg in line with our overall compensation philosophy. At the end of the year we reviewed this award in relation to the established performance measures. Because Delphi did achieve the minimum performance but was below the target level, Mr. Battenberg was granted an annual incentive award for 2002 commensurate with the established performance level as is reflected in the Summary Compensation Table.

Stock Options—As part of Delphi’s continuing compensation review process, we compared the value of stock options granted to Mr. Battenberg against the value of options granted to chief executive officers of the benchmark companies. For 2002 we awarded him stock options for 605,882 shares of Delphi common stock as disclosed in the Summary Compensation Table.

Restricted Stock Units—Mr. Battenberg was also granted restricted stock units in 2002 as disclosed in the Summary Compensation Table. To ensure long-term focus on company performance, Mr. Battenberg’s restricted stock units will vest as follows: 25% on January 2, 2003, 25% on January 2, 2005, with the final 50% vesting on January 2, 2017. This vesting schedule may be accelerated if Mr. Battenberg were to retire prior to January 2, 2017.

Other Long-Term Incentives—We made a long-term target award to Mr. Battenberg under the Delphi Corporation Performance Achievement Plan based on Delphi’s performance for the 2000-2002 performance period, which concluded at the end of 2002. The award was based on an aggressive three-year performance target established in early 2000, and Delphi’s performance exceeded the minimum level but was below the target. The Delphi Corporation Performance Achievement Plan long-term target award for Mr. Battenberg for the 2002-2004 performance period is disclosed in the Long-Term Incentive Plan—Awards in Last Fiscal Year table appearing later in this section. We established the size of Mr. Battenberg’s target award consistent with the methodology discussed above. Mr. Battenberg’s award for the 2002-2004 performance period is denominated in cash.

Compensation and Executive Development Committee

Virgis W. Colbert, Chairman

Patricia C. Sueltz

John D. Opie (ex officio)

Summary Compensation Table

The table below shows compensation information for J. T. Battenberg III, who served as our chief executive officer in 2002, and our four next highest paid executive officers as of the end of 2002. Mr. Battenberg did not receive an increase in base salary in 2001. Mr. Battenberg’s 2001 salary, as reported below, reflects the full year impact of the increase he received in 2000. The increases in compensation in 2002 over 2001 are in recognition of improving corporate performance and the extended time frame without a base salary adjustment.

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Unit Awards ($)(3)	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)(4)	All Other Compensation ($)(5)

J.T. Battenberg III	2002	1,600,000	2,100,000	93,682	2,100,000	605,882	945,000	16,458
Chairman, Chief	2001	1,450,000	0	99,496	0	1,000,000	1,281,600	31,005
Executive Officer	2000	1,387,500	2,600,000	80,677	0	650,000	1,764,978	68,276
and President

Donald L. Runkle	2002	950,000	765,000	69,599	800,000	174,191	472,500	0
Vice Chairman and	2001	800,000	0	93,586	0	304,257	566,633	8,865
Chief Technology Officer	2000	800,000	1,170,000	77,399	0	184,874	658,622	34,997

Alan S. Dawes	2002	850,000	800,000	n/a	800,000	166,618	425,250	0
Vice Chairman and	2001	700,000	0	n/a	0	295,811	522,133	7,758
Chief Financial Officer	2000	700,000	1,100,000	n/a	0	168,067	616,850	29,122

Rodney O’Neal	2002	725,000	760,000	54,782	775,000	151,471	378,000	0
President, Dynamics	2001	600,000	0	n/a	0	278,919	477,633	6,650
Propulsion and Thermal Sector	2000	600,000	950,000	n/a	0	151,261	572,441	26,571

David B. Wohleen	2002	700,000	740,000	n/a	750,000	151,471	378,000	0
President, Electrical,	2001	550,000	0	n/a	0	278,919	477,633	6,095
Electronics, Safety & Interior Sector	2000	550,000	890,000	n/a	0	151,261	544,863	24,254

Notes

(1)	The titles noted above are the officers’ current titles, effective February 1, 2003, and reflect each officer’s increased responsibilities as a result of our announced realignment. Prior to February 1, 2003 the titles were as follows:

J.T. Battenberg III, Chairman, Chief Executive Officer and President; Donald L. Runkle, Executive Vice President; Alan S. Dawes, Chief Financial Officer and Executive Vice President; Rodney O’Neal, Executive Vice President; David B. Wohleen, Executive Vice President.

(2)	This amount includes benefits from the use of corporate transportation in 2002 ($86,612 for Mr. Battenberg, $63,349 for Mr. Runkle and $48,532 for Mr. O’Neal.)

(3)	Shows value of restricted stock units granted on January 2, 2002 as of the date of grant. The market value of the shares represented by total restricted stock units held on and as of December 31, 2002, is reflected in the 2002 column of the table below. Since such date, additional restricted stock units have vested, as indicated below, and are reflected for each named executive officer in the “Shares Beneficially Owned” column of the Stock Ownership of Management and More Than 5% Stockholders table in this proxy statement.

Listed below are the total number of shares represented by all restricted stock units, by year of grant, allocated to the named executive officers as of December 31, 2002, including dividend equivalents, and the market values of such shares (based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2002).

	1999		2002		Total
Named Executive	# Shares	Mkt. Value	# Shares	Mkt. Value	# Shares	Mkt. Value
J. T. Battenberg III	257,894	$2,076,046	157,810	$1,270,370	415,704	$3,346,416
Donald L. Runkle	58,974	$474,740	60,118	$483,954	119,092	$958,693
Alan S. Dawes	58,974	$474,740	60,118	$483,954	119,092	$958,693
Rodney O’Neal	58,974	$474,740	58,239	$468,824	117,213	$943,564
David B. Wohleen	58,974	$474,740	56,361	$453,702	115,334	$928,442

The restricted stock units granted in 1999 vested on February 5, 2003. The vesting schedule for restricted stock units granted in 2002 is as follows: 25% on January 2, 2003, 25% on January 2, 2005 and 50% on January 2, 2017 or at retirement, whichever occurs earlier.

(4)	Reflects long-term incentive payouts as follows:

•	Under the Delphi Corporation Performance Achievement Plan: Performance Periods 1998-2000, 1999-2001 and 2000-2002.

(5)	Includes matching contributions by Delphi under the Savings-Stock Purchase Plan and the values of certain credits provided to the named executive officers under the Benefit Equalization Plan-Savings, which are shown together in the “Savings Plans” column in the table below for 2002, and the value of the insurance premium paid by Delphi with respect to the Delphi Executive Split-Dollar Endorsement Plan, a life insurance policy for the benefit of Mr. Battenberg, which is shown in the “Imputed Income” column in the table below for 2002. Under the Benefit Equalization Plan, Delphi provides benefits substantially equal to benefits that could not be provided under the Savings-Stock Purchase Plan because of limitations under the Internal Revenue Code. In 2002, Delphi did not provide matching contributions under the Savings-Stock Purchase Program or credits under the Benefit Equalization Plan-Savings.

Named Executive	Savings Plans	Imputed Income ($)
J.T. Battenberg III	0	16,458
Donald L. Runkle	0	—
Alan S. Dawes	0	—
Rodney O’Neal	0	—
David B. Wohleen	0	—

Upon the death of Mr. Battenberg, Delphi would be reimbursed for its premiums paid on the Executive Split-Dollar Endorsement Plan.

Option Grants in Last Fiscal Year

The following table shows the stock options granted in 2002 to the executive officers named in the Summary Compensation Table. The Delphi Corporation Stock Incentive Plan does not provide for stock appreciation rights.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh.)(2)	Expiration Date	Grant Date Present Value($)(3)

J.T. Battenberg III	605,882	4.90%	$13.60	1/2/12	$2,600,567

Donald L. Runkle	174,191	1.41%	$13.60	1/2/12	$747,663

Alan S. Dawes	166,618	1.35%	$13.60	1/2/12	$715,158

Rodney O’Neal	151,471	1.22%	$13.60	1/2/12	$650,144

David B. Wohleen	151,471	1.22%	$13.60	1/2/12	$650,144

Notes

(1)	These options were granted on January 2, 2002 and include both non-qualified and incentive stock options. One-third of each option grant becomes exercisable on January 2 of each of 2003, 2004 and 2005. The incentive stock options expire ten years from the date of grant and the non-qualified options expire two days later. If a grantee retires, becomes disabled, or dies, his or her pro-rated options continue to be exercisable up to the earlier of the normal expiration date or five years in the case of retirement and three years if the grantee becomes disabled or dies. In most other instances of employment termination, all rights end upon termination. Optionees are subject to certain conditions, including refraining from competitive activity after they retire from Delphi or otherwise cease employment with Delphi under circumstances in which they retain their options. Options generally cannot be transferred except through inheritance.

(2)	The exercise price of the stock options is the average of the high and low selling prices as reported in the Wall Street Journal on the grant date.

(3)	These values were determined based on the Black-Scholes option pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: Exercise of an option within the first five years after its grant, price volatility of 37.9%, a risk free rate of return of 3.9% and a dividend yield of 2.3%. No adjustments were made for non-transferability. Our use of this model does not necessarily mean that we believe that this model accurately determines the value of options. The ultimate value of the options in this table depends upon each holder’s individual investment decisions and the actual performance of Delphi’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Option Values at Fiscal Year End

The following table shows information concerning the options exercised in 2002 by each of the executive officers named in the Summary Compensation Table and the value of options held by such executives at the end of 2002. No stock appreciation rights are held by any named executive officer.

Name	Delphi Shares Acquired on Exercise(#)(1)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($)(2) Exercisable/ Unexercisable

J.T. Battenberg III	0	0	2,172,346 /1,405,707	$0 / $0

Donald L. Runkle	0	0	528,321 / 395,770	$0 / $0

Alan S. Dawes	0	0	668,659 / 376,964	$14,913 /$0

Rodney O’Neal	0	0	490,136 / 344,954	$0 / $0

David B. Wohleen	0	0	463,884 / 344,954	$0 / $0

Notes

(1)	In 2002, none of the named executive officers exercised options granted by Delphi.

(2)	These year-end values represent the difference between the fair market value of Delphi’s common stock underlying options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2002) and the exercise prices of the options. The closing price of Delphi’s common stock on the New York Stock Exchange on December 31, 2002 was $8.05. “In-the-money” means that the fair market value of the underlying stock is greater than the option’s exercise price on the valuation date.

Long-Term Incentive Plan-Awards in Last Fiscal Year

The following table shows information on 2002 grants of incentive awards to the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Stock-Price-Based Plans(2)

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

J.T. Battenberg III	$1,940,000	2002-2004	$776,000	$1,940,000	$3,880,000

Donald L. Runkle	$875,000	2002-2004	$350,000	$875,000	$1,750,000

Alan S. Dawes	$875,000	2002-2004	$350,000	$875,000	$1,750,000

Rodney O’Neal	$742,000	2002-2004	$296,800	$742,000	$1,484,000

David B. Wohleen	$742,000	2002-2004	$296,800	$742,000	$1,484,000

Notes

(1)	Incentive awards under the Delphi Corporation Performance Achievement Plan are denominated in dollars.

(2)	Relates to payment of incentive awards under the Delphi Corporation Performance Achievement Plan for performance during 2002 through 2004. If the threshold performance level is met or exceeded, the percentage of the incentive award that may be paid to participants will depend on the extent to which the established performance target for the three-year performance period is achieved, but will not exceed the maximum level. If the threshold performance level is not met, no awards will be paid.

Under the Delphi Corporation Performance Achievement Plan, eligible employees may receive long-term incentive awards which are based on performance during a period that may be at least two years and not more than five years. The final amount of the award depends on whether the performance goals are achieved as well as on the employee’s individual performance.

Delphi’s Compensation and Executive Development Committee decides the dollar amount of a final award by determining how completely certain performance goals were achieved. Typically, these awards are granted each year, but they are not paid unless the performance goals are achieved over the three-year performance period. Performance goals for these awards reported in the table cover the 2002-2004 period and include the same performance measures for each of the named executive officers. The performance goals and the mechanics of receiving a final award are more fully discussed under “Compensation and Executive Development Committee Report on Executive Compensation—Long-Term Incentives” appearing earlier in this section.

Final awards made to the named executive officers under the Delphi Corporation Performance Achievement Plan for the 1998-2000, 1999-2001 and 2000-2002 performance periods are reported under the “Long-Term Incentive Payouts” column in the Summary Compensation Table.

Generally, an employee’s outstanding incentive awards are cancelled if the employee quits, is discharged or ceases employment with Delphi under similar circumstances, or engages in competitive activity after termination. An employee’s rights under any award are forfeited if an employee acts against Delphi’s interests.

Retirement Programs

The retirement program for our executives in the United States consists of two plans. One plan, the Delphi Retirement Program for Salaried Employees, is a qualified plan for purposes of the Internal Revenue Code. We also have a plan that is not considered a qualified plan under the Internal Revenue Code, the Supplemental Executive Retirement Program (“SERP”), which provides for an executive to receive a benefit equal to the greater of that calculated under a regular method (“Regular SERP Benefit”) or an alternative method (“Alternative SERP Benefit”), under circumstances described below. Generally, under the Delphi Retirement Program for Salaried Employees and the Supplemental Executive Retirement Program, an executive’s prior service with General Motors Corporation is taken into account when determining service with Delphi for purposes of the plans, so that time that the executive worked for General Motors Corporation is counted as if the executive worked for Delphi during that time.

The Delphi Retirement Program for Salaried Employees is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act (“ERISA”). In general, the Delphi Retirement Program for Salaried Employees consists of “Part A” and “Part B” benefits for an executive hired prior to January 1, 2001 or with a length of service date prior to January 1, 2001. Part A of the Delphi Retirement Program for Salaried Employees provides benefits under a formula based on years of credited service and an applicable benefit rate. Part B of the Delphi Retirement Program for Salaried Employees provides benefits under a formula based on years of Part B credited service and upon the average of the highest five years of base salary received during the final ten years of service, subject to certain benefit limitations imposed by the Internal Revenue Code. In addition, under Part B, Delphi provides employees with an annual retirement benefit equal to the sum of 100% of the Part B contributions they made to the General Motors Retirement Program for Salaried Employees on or after  October 1, 1979, or to the Delphi Retirement Program for Salaried Employees on or after January 1, 1999, and lesser percentages of their contributions made to the General Motors Retirement Program for Salaried Employees prior to October 1, 1979. If employees elect not to contribute to Part B of the Delphi Retirement Program for Salaried Employees, they are entitled to receive the Part A benefits only. Benefits under the Delphi Retirement Program for

Salaried Employees vest after five years of credited service and are payable at age 65 at the rate in effect as of the last day worked.

If an executive makes Part B contributions to the Delphi Retirement Program for Salaried Employees, the executive may also be eligible to receive a non-qualified Regular SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits plus the Regular SERP Benefit will provide an eligible executive with the following total annual retirement benefits: 2% times years of Part B credited service times the last five years’ average annual base salary, minus the executive’s Delphi Salaried Retirement Program pension and Social Security benefits.

The table below shows the estimated total annual Delphi Retirement Program for Salaried Employees benefits (under Part A and Part B) plus the Regular SERP Benefit (assuming the executive qualifies). The chart gives an average annual base salary as of December 31, 2002. Such amount would be paid in 12 equal monthly installments per year to executives retiring in 2003 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11% depending upon the age differential between spouses.

Average Annual Base Salary(1)	Years of Part B Credited Service
	15	25	35	45
$ 250,000	$68,732	$114,554	$160,376	$206,197
490,000	140,732	234,554	328,376	422,197
730,000	212,732	354,554	496,376	638,197
970,000	284,732	474,554	664,376	854,197
1,210,000	356,732	594,554	832,376	1,070,197
1,450,000	428,732	714,554	1,000,376	1,286,197

(1)	Average annual base salary means the average of the highest five years of base salary paid during the final ten calendar years of service preceding an executive’s retirement.

The average annual base salary and the years of Part B credited service which may be considered in the Regular SERP Benefit calculation as of December 31, 2002 for each of the named executive officers are as follows: J.T. Battenberg III—$1,329,167—40 years; Donald L. Runkle—$717,917—34 years; Alan S. Dawes—$630,917—21 years; Rodney O’Neal—$532,083—30 years; and David B. Wohleen—$491,667—24 years. The annual base salary of each named executive officer for the most recent year(s) considered in the calculation reported here is shown in the “Salary” column of the Summary Compensation Table appearing earlier in this section.

Executives may be eligible to receive the Alternative SERP Benefit instead of the Regular SERP Benefit if they abide by certain agreements with Delphi, such as, for example, an agreement not to work for any competitor of Delphi or act in any manner contrary to the best interest of Delphi. If the executive makes such an agreement and qualifies for the Alternative SERP Benefit, he or she will receive the greater of the Regular SERP Benefit or the Alternative SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits, plus the Alternative SERP Benefit, will provide an eligible executive with total annual retirement benefits equal to 1.5% times eligible years of Part B credited service up to a maximum of 35 years, times the executive’s average annual total direct compensation, minus 100% of the maximum annual Social Security benefit in the year of retirement payable to a person retiring at age 65 and the Delphi Salaried Retirement Program pension benefit.

The following table shows the estimated total annual Delphi Salaried Retirement Program benefits (under Part A and Part B) plus the Alternative SERP Benefit (assuming the executive qualifies). The figures are based upon average annual compensation as of December 31, 2002. Delphi would pay the benefit in 12 equal monthly installments per year to executives retiring in 2003 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11%, depending upon the age differential between spouses.

Average Annual Total Direct Compensation(1)	Eligible Years of Part B Credited Service
	15	20	25	30	35
$ 380,000	$64,608	$93,108	$121,608	$150,108	$178,608
1,120,000	231,108	315,108	399,108	483,108	567,108
1,860,000	397,608	537,108	676,608	816,108	955,608
2,600,000	564,108	759,108	954,108	1,149,108	1,344,108
3,340,000	730,608	981,108	1,231,608	1,482,108	1,732,608
4,090,000	899,358	1,206,108	1,512,858	1,819,608	2,126,358

(1)	Average annual total direct compensation means the sum of the average annual base salary and the average of the highest five annual incentive awards earned in respect of the final ten calendar years of service preceding an executive’s retirement.

The average annual total direct compensation and the eligible years of Part B credited service which may be considered in the Alternative SERP calculation as of December 31, 2002 for each of the named executive officers is as follows: J.T. Battenberg III—$2,728,167—40 years; Donald L. Runkle—$1,238,917—34 years; Alan S. Dawes—$1,112,317—21 years; Rodney O’Neal—$977,883—30 years; and David B. Wohleen—$891,667—24 years. The annual total direct compensation of each named executive officer for the most recent year(s) considered in the calculation reported here is reported in the “Salary” and “Bonus” columns of the Summary Compensation Table appearing earlier in this section.

The Regular SERP Benefit and the Alternative SERP Benefit can be reduced or eliminated for both retirees and active employees by Delphi’s Compensation and Executive Development Committee.

Change In Control Agreements

In early 2000, Delphi entered into updated change in control agreements with its officers, whom we refer to here as participants, including each of the executives named in the Summary Compensation Table. The change in control agreements provide certain benefits to each participant upon the occurrence of a change in control of Delphi and additional benefits if the employment of a participant is terminated for certain reasons after a change in control.

A change in control is defined in the change in control agreements as: (i) the acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25 percent or more of the outstanding common stock or of common stock carrying votes sufficient to elect a majority of the directors of the company; (ii) members of the company’s board of directors who constitute the entire board as of the date of a participant’s change in control agreement, together with any new directors whose election to the board was approved by at least two-thirds of the directors then in office who had been directors as of the date of the participant’s change in control agreement, cease to constitute a majority of the board; (iii) certain mergers, consolidations and other reorganizations of Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.

Upon the occurrence of a change in control, a participant is entitled to the following payments and benefits:

•	all of the participant’s unvested options will vest and become immediately exercisable in accordance with their terms;

•	all of the participant’s unvested restricted stock units will vest and the company will deliver to the participant stock certificates and/or, at the participant’s option, cash in an amount equal to the value of the restricted stock units;

•	all of the participant’s target awards, calculated based on the greater of 150% of the initial awards or 150% of the forecasted payout level at the time of the change in control, will be fully “funded” by the company contributing amounts equal to such awards to a “rabbi trust” and will thereafter be paid to the participant at the times contemplated by the plans under which the awards were made;

•	any compensation previously deferred at the election of the participant, together with accrued interest or earnings, will be “funded” by the company contributing amounts equal to such deferrals and accrued interest or earnings to a rabbi trust, which amounts will be paid to the participant as previously directed by the participant;

•	the company will contribute to a rabbi trust an amount equal to the present value of the Regular SERP Benefit or the Alternative SERP Benefit, which amount will be paid to the participant under the terms of the Supplemental Executive Retirement Program at the same time as his or her benefits under the Delphi Salaried Retirement Program are paid to him or her; if the participant does not become vested in his or her retirement benefit under the Delphi Salaried Retirement Program, then the present value of the Regular SERP Benefit or the present value of the Alternative SERP Benefit will be paid to the participant within 30 days after his or her separation from service with the company; solely for purposes of calculating the Regular SERP Benefit and/or the Alternative SERP Benefit, the participant’s benefit under the Delphi Salaried Retirement Program will be calculated with additional year(s) of service equal to the multiplier (1, 2 or 3) described below and with the additional compensation paid as a result of such multiplier;

•	a participant will be deemed fully vested in his or her benefit under any tax-qualified defined benefit plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the present value of his or her accrued benefits under such plans;

•	a participant will be deemed fully vested in his or her benefit under any tax-qualified defined contribution plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the excess of his or her account balance under such plans over the vested account balance.

Additional payments and benefits are payable to a participant who ceases to be employed by the company during the three years following a change in control under any of the following circumstances:

•	the company terminates the participant’s employment other than “for cause,” i.e., for any reason other than the participant’s willful failure to perform substantially his or her duties or the conviction of the participant for a felony;

•	the participant terminates his or her employment if, without his or her consent, (i) his or her salary and other compensation or benefits are reduced for reasons unrelated to the company’s or the participant’s performance, (ii) his or her responsibilities are negatively and materially changed, (iii) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control or (iv) the company fails to offer him or her a comparable position after the change in control;

•	during the one-month period following the first anniversary of the change in control, the participant ceases to be employed by the company for any reason other than for cause.

The additional payments and benefits payable in the circumstances described above are:

•	payment in cash of (i) the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid, together with accrued vacation pay and

(ii) a multiple (either 1, 2 or 3) of the greater of (x) the participant’s annual base salary plus his or her target bonus, each for the year in which the change in control occurs, and (y) the participant’s annual base salary plus his or her target bonus, each for the year in which his or her employment is terminated;

•	continuation by the company of the participant’s health and life insurance coverage for 36 months after the termination date;

•	reimbursement from the company of up to $50,000 for expenses related to outplacement services;

•	continued use of the participant’s company car and/or any applicable car allowance for one year after the termination date, plus payment by the company of any amounts necessary to offset any taxes incurred by the participant by reason of the company’s car-related payments;

•	provision by the company of investment advisory services comparable to those services available to the participant as of the date of his or her change in control agreement, for two years after the termination date; and

•	payment by the company of the participant’s legal fees resulting from any dispute resolution process entered into to enforce his or her change in control agreement, plus payment by the company of the gross-up amount necessary to offset any taxes incurred by the participant by reason of such payments by the company.

If a participant voluntarily terminates employment during the term of his or her change in control agreement, other than in any of the negative situations imposed without his or her consent described above and other than during the one-month period after the first anniversary of the change in control also described above, the participant’s change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid and any previously deferred compensation. Upon the termination of a participant’s employment due to his or her death or incapacity (other than during the one-month period after the first anniversary of the change in control described above), his or her change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date, any accrued vacation pay and any previously deferred compensation.

A participant is also entitled to receive a payment by the company to offset any excise tax under the excess parachute payment provisions of section 4999 of the Internal Revenue Code that has been levied against the participant for payments that the company has made to, or for the benefit of, him or her (whether or not such payments are made pursuant to the participant’s change in control agreement). The payment by the company will be “grossed up” so that after the participant pays all taxes (including any interest or penalties with respect to such taxes) on the payment, the participant will retain an amount of the payment equal to the excise tax imposed.

The change in control agreements place certain restrictions on the ability of a participant whose employment with the company has terminated to disclose any confidential information, knowledge or data about the company or its business. Also, the terms of any noncompetition agreement between a participant and the company (including the noncompetition provisions contained in the Supplemental Executive Retirement Program as it relates to payment of the Alternative SERP Benefit and in various benefit plans) will cease to apply to a participant if, and on the date that, the participant’s employment with the company is terminated for any reason after a change in control.

Stock Performance Graph

The graph below provides an indicator of Delphi’s cumulative total stockholder return as compared with Standard & Poor’s 500 Stock Index and with a peer group index that Delphi has constructed. The peer group is composed of Dana Corporation, Johnson Controls, Inc., Lear Corporation, Magna International Inc. and Visteon Corporation. Delphi changed its peer group in 2002 to exclude Federal-Mogul Corporation.

The graph assumes an initial investment of $100 and reinvestment of quarterly dividends. The peer performance is displayed as an average of returns weighted for market capitalization values at the beginning of each period.

The graph covers a period of time beginning February 5, 1999, when Delphi’s common stock first traded on the New York Stock Exchange, through December 31, 2002.

DESCRIPTION	STARTING BASIS February 5, 1999	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002

DELPHI CORPORATION	$100.00	$93.82	$68.37	$84.71	$51.35

S & P 500	$100.00	$116.66	$106.04	$93.44	$72.79

OLD PEER GROUP	$100.00	$71.64	$53.42	$75.69	$67.11

NEW PEER GROUP	$100.00	$81.34	$65.44	$93.59	$83.17

Stockholder Proposals

Any stockholder proposal intended for inclusion in the proxy material for the 2004 annual meeting must be received by our secretary at our World Headquarters no later than November 14, 2003. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in Delphi’s bylaws. Accordingly, written notice must be sent to the secretary of Delphi not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2004 annual meeting, written notice must be delivered between the close of business on January 1, 2004 and the close of business on January 31, 2004. If the date of the annual meeting, however, is not within 30 days before or 60 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which Delphi first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at our World Headquarters.

Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

Delphi’s 2002 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at Delphi Corporation World Headquarters, 5725 Delphi Drive, Troy, Michigan 48098 for ten days before the meeting.

We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2002 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 5725 Delphi Drive, Troy, Michigan 48098.

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be paid by Delphi. Delphi will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Delphi. Delphi has retained Morrow & Co., Inc. to assist it in soliciting proxies at an estimated cost of $20,000, plus reasonable out-of-pocket expenses. Delphi may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of Delphi common stock and for obtaining their instructions.

March 21, 2003

Diane L. Kaye

Secretary

How to Attend the Annual Meeting

Whether you hold Delphi common stock of record or through a broker, if you plan to attend the annual meeting in Milwaukee, Wisconsin, please check the box on your proxy card indicating your intention to do so. A map to the meeting location is on the back of the proxy card. You and one guest may attend the meeting. Please be prepared to show evidence of ownership of Delphi Corporation common stock (such as a statement of holdings or a dividend check stub) at the meeting.

APPENDIX A

DELPHI CORPORATION

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I.    Purpose

The Audit Committee shall assist the Board in monitoring the integrity of the financial statements of the company, the independent accountant’s qualifications and independence, the performance of the independent accountants and the company’s internal audit function and compliance by the company with legal and regulatory requirements.

The Committee is also responsible for oversight of the annual report of the Committee required by the rules of the Securities and Exchange Commission to be included in the company’s proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

II.    Membership

The Committee shall consist of at least three directors appointed by the Board based on the recommendation of the company’s Corporate Governance and Public Issues Committee. Each Committee member must meet the then applicable independence requirements and must have such additional qualifications and experience as may from time to time be required by the New York Stock Exchange, or the Securities Exchange Act of 1934 or any other applicable rules and standards of the Securities and Exchange Commission (the “Rules and Standards”).

Each director serving on the Audit Committee shall be “financially literate,” as such qualification is interpreted by the Board of Directors in its business judgment, or such director must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. The Committee shall have at least one member who is a “financial expert” as defined by the Securities and Exchange Commission.

III.    Meetings

The Committee shall meet in person or by telephone at least quarterly. The Committee may ask members of management or others to attend any meeting, and shall meet periodically in separate sessions with the company’s senior internal auditing executive, the independent accountants and management.

IV.    Responsibilities, Powers and Duties

A.	The Committee shall:

1.	Review any significant findings and recommendations made by the independent accountants or internal audit together with management’s responses to them and all other matters required to be reviewed under the Rules and Standards;

2.	Review and discuss with management and the independent accountants the annual audited and quarterly financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the company’s Form 10-K;

3.	Discuss any material issues raised by management or the independent accountants in their reviews of the company’s internal controls, the results of any internal audit and any special steps adopted to address any material control deficiencies and any findings of fraud involving management or other employees who have a significant role in the company’s internal controls;

4.	Review and discuss with management and the independent accountants, as appropriate, the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made;

5.	Review and discuss with management the company’s earnings press releases (including any “pro forma” or “adjusted” non-GAAP information) and, in general terms, any earnings guidance provided to analysts and rating agencies;

6.	Review and discuss with management and the independent accountants legal matters which may have a significant impact and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the company’s financial statements;

7.	Review and discuss with management and the independent accountants, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure;

8.	Discuss with the independent accountants any other matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

9.	Obtain reports from management and the company’s senior internal auditing executive as to the company’s and its subsidiary/foreign affiliated entities’ compliance with applicable legal requirements and management’s compliance with the company’s code of ethics;

10.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

11.	Discuss with management and internal audit any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the company’s financial statements or accounting policies.

B.	Engagement of Independent Accountants

1.	The Committee shall have sole authority to appoint (subject to shareholder ratification), evaluate and, where appropriate, replace the independent accountants. The Committee shall ensure the rotation of audit partners as required by law. The independent accountants shall report directly to the Committee.

2.	The Committee shall, at least annually, obtain and review a report by the independent accountant describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess such firm’s independence) all relationships between the independent accountants and the company.

3.	The Committee, or a designated member of the Committee, shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by the independent accountants and maintain written records of such approvals to ensure compliance with the disclosure requirements of the Rules and Standards.

4.	The Committee shall recommend to the Board policies for the company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the company.

C.	General

1.	The Committee shall report Committee actions to the Board and may make appropriate recommendations to the Board concerning matters within the Committee’s scope of responsibilities.

2.	The Committee shall have the power to conduct or authorize investigations into matters within the Committee’s scope of responsibilities. The Committee is authorized to retain independent counsel, accountants, and others to assist in an investigation and to arrange and commit the company with respect to compensation for such independent counsel, accountants, and others.

3.	The Committee shall periodically review its scope, policies and procedures including, on an annual basis, a review and reassessment of the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall annually review its performance.

NOTICE OF

2003

ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

4103-PS-2002

DELPHI

DELPHI CORPORATION

C/O BANK OF NEW YORK

P.O. BOX 11002

NEW YORK, NY 10286-1002

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on April 30, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Delphi Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote your shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on April 30, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions provided.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Delphi Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                DELPHI                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELPHI CORPORATION

The Board of Directors recommends a vote “FOR” Items (1) and (2). If no selection is made, your shares will be voted for these items.		☐						To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of Directors (01) J. T. Battenberg III, (02) Virgis W. Colbert, (03) Shoichiro Irimajiri				For All ☐	Withhold All ☐	For All Except ☐

2.	Ratify selection of Deloitte & Touche LLP as independent accountants	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote “AGAINST” Items (3), (4), and (5). If no selection is made, your shares will be voted against these items.		→	For	Against	Abstain

3.	Stockholder proposal relating to the redemption of Delphi’s stockholders rights plan		☐	☐	☐

4.	Stockholder proposal relating to the annual election of directors		☐	☐	☐

5.	Stockholder proposal relating to adoption of code for Delphi’s international operations		☐	☐	☐

HOUSEHOLDING ELECTION: Please			YES	NO			YES	NO
indicate if you consent to receive certain future investor communications in a single package per household	→		☐	☐	Please indicate if you would like to keep your vote confidential under Delphi’s policy Please indicate if you plan to attend this meeting		☐ ☐	☐ ☐

Signature[PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

[MAP OF AREA]

DIRECTIONS TO THE FOUR POINTS SHERATON HOTEL, MILWAUKEE AIRPORT

FROM CHICAGO—Take I-94 north to Milwaukee—Exit 318 (airport). Take Howell Avenue Exit off of 318. Turn left on to Howell Avenue. Drive approximately 3/4 of a mile to the Four Points Sheraton Hotel, Milwaukee Airport which be on your left.

FROM NORTHEAST MILWAUKEE—Take I-43 south. Follow Chicago exit (I-94 south). Exit 318 (airport). Take the Howell Avenue exit off 318. Turn left on to Howell Avenue. Drive approximately 3/4 mile to the Four Points Sheraton Hotel, Milwaukee Airport which will be on your left.

FROM NORTHWEST MILWAUKEE—Take 45 south (Zoo Freeway) to 894 East (Airport Freeway). Follow Chicago Airport Directions to Exit 318 (Airport). Take Howell Avenue Exit off 318. Turn left on Howell Avenue. Drive approximately 3/4 mile to the Four Points Sheraton Hotel, Milwaukee Airport which will be on your left.

FROM MADISON—Take I-94 to Milwaukee. Follow Chicago Airport Directions to Exit 318 (Airport). Take Howell Avenue Exit off 318. Turn left onto Howell Avenue. Drive approximately 3/4 of a mile to the Four Points Sheraton Hotel, Milwaukee Airport which will be on your left.

DELPHI CORPORATION

5725 Delphi Drive

Troy, Michigan 48098

March 21, 2003

TO OUR STOCKHOLDERS:

Our 2003 annual meeting of stockholders will be held at the Four Points Sheraton, Milwaukee Airport, 4747 Howell Avenue, Milwaukee, Wisconsin, on May, 1, 2003. The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

Please read these materials so that you will know what we plan to do at the meeting. Also, please instruct us via the Internet or by telephone as to how you would like to vote your shares, or sign and return the accompanying proxy card in the enclosed postage-paid envelope. By doing this, your shares will be voted as you direct even if you cannot attend the meeting. Instructions on how to vote your shares are on the reverse side of this proxy card. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi’s home page on the World Wide Web (www.delphi.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting by mail.

/s/ J. T. Battenberg III

J. T. Battenberg III

Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll free telephone number, or filling in, signing, dating, and promptly mailing this proxy card in the enclosed envelope.

TO CAST YOUR VOTE BY INTERNET OR PHONE

SEE REVERSE SIDE

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DELPHI CORPORATION

PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Four Points Sheraton

Milwaukee Airport

4747 Howell Avenue

Milwaukee, Wisconsin

THURSDAY, MAY 1, 2003, 8:00 A.M. LOCAL TIME

The undersigned authorizes J. T. Battenberg III and John D. Opie, and each of them, with full power of substitution, as proxies of the undersigned, to vote the COMMON STOCK of the undersigned upon the nominees for Director (J. T. Battenberg III, Virgis W. Colbert and Shoichiro Irimajiri), upon the other items shown on the reverse side, which are described on pages 5 through 12 of the Proxy Statement, and upon all other matters which may properly come before the 2003 Annual Meeting of Stockholders of Delphi corporation, or any adjournment thereof.

This card also provides voting instructions for shares held in the various employee savings plans of Delphi and its subsidiaries and certain other employee savings plans as described in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE VOTE ALL CARDS YOU RECEIVE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2, “AGAINST” ITEMS 3, 4, AND 5.

Please mark, date and sign this proxy as name(s) appears on the reverse side, and return it promptly, whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.